Exhibit 99.1

Ampio Pharmaceuticals, Inc. Releases Positive Phase 3 Data Analysis for Ampion™ Targeting Severe Osteoarthritis of the Knee (OAK)

Complete analysis of AP-013 data show Ampion reduced pain with statistical significance

The U.S. Food and Drug Administration has Confirmed Ampio’s Type C Meeting Request

Company to host a webinar to present data analysis, Wednesday, March 2, 2022, at 4:30pm EST

ENGLEWOOD, Colo., March 2, 2022 — Ampio Pharmaceuticals, Inc. (NYSE American: AMPE), a biopharmaceutical company focused on the advancement of immunomodulatory therapies for common inflammatory conditions, today announced positive data from the modified Intent-to-Treat (mITT) population in the Company’s AP-013 study, a Phase 3 clinical trial of the company’s lead candidate, Ampion™, in patients suffering from severe osteoarthritis of the knee (OAK).

The AP-013 study was designed to confirm the efficacy observed in the first pivotal trial, AP-003-A, and was powered to detect treatment differences between Ampion and saline control. The trial required a larger number of patients to evaluate improvements in function, than it required to evaluate improvements in pain alone. The AP-013 study was initiated in June 2019 and was ongoing when the COVID-19 outbreak occurred, which resulted in a large amount of missing data due to the pandemic.

“As a result of the large amounts of missing data, our analyses of the AP-013 data started with applying FDA’s recommendation to conduct a sensitivity analysis to determine if there was an impact of COVID-19 on the study, which we outlined and documented in a study plan prior to unblinding the data,” said Holli Cherevka, Ampio’s President and Chief Operating Officer. “This sensitivity analysis found a statistically significant impact from COVID-19, and as specified in our study plan, we have proposed a mITT population to assess efficacy. In this mITT population (n = 618), which retained more than 85% power to evaluate improvements in pain, Ampion demonstrated a statistically significant reduction in pain (p=0.042) and trended favorably toward improvement in function versus saline control. Further, the results in the Per Protocol efficacy population (n = 580), included in the original AP-013 statistical analysis plan, support these observations with a statistically significant reduction in pain (p = 0.020) and a statistically significant improvement in function (p = 0.027) versus saline control.”

Mike Martino, Ampio’s Chief Executive Officer and Chairman added, “We believe that the AP-013 data confirms the results from AP-003-A and supports the safety and efficacy of Ampion for the treatment of pain from severe OAK. Earlier this year we submitted a Type C meeting request to FDA. FDA acknowledged our request and confirmed they will provide written responses to our questions as the next step. To support our position and inform FDA’s response, we recently submitted a detailed briefing package. I believe we are on track to provide clarity on AP-013 by the end of the first half of this year, as previously guided.”

Webinar Details

Ampio’s executive team will host a live webinar to discuss the latest data analyses and respond to questions.

Date/Time: March 2, 2022, at 4:30 pm EST

Webinar

link: https://event.on24.com/wcc/r/3574331/964B6C5B80DB9EFD05CA55D0977BD0D5

Canada dial-in number (Toll Free): 1 833 950 0062

Canada dial-in number (Local): 1 226 828 7575

United States (Toll Free): 1 833 927 1758

United States (Local): 1 646 904 5544

All other locations: +1 929 526 1599

Access code: 644727

* Participants will need to enter the participant access code before being met by an operator

In order to submit questions, participants must have Internet connectivity, as questions will only be addressed via the webcast. The conference call line will be in listen-only mode.

The webinar can also be accessed from the Investor Relations section of the Company’s website at www.ampiopharma.com and will be archived there shortly after the live event.

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a biopharmaceutical company primarily focused on the advancement of immunology-based therapies to treat prevalent inflammatory conditions for which there are limited treatment options. Ampio’s lead drug, Ampion™, is backed by an extensive patent portfolio with intellectual property protection extending through 2037 and may be eligible for 12-year FDA market exclusivity upon approval as a novel biologic under the Biologics Price Competition and Innovation Act (BPCIA).

Forward Looking Statements

Ampio’s statements in this press release and webinar that are not historical fact, and that relate to future plans or events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include statements regarding Ampio’s expectations with respect to Ampion and its classification, as well as those associated with regulatory approvals and other FDA decisions, clinical trials and decisions and changes in business conditions and similar events and the likelihood and timing of Ampion’s approval as a novel biologic under the BPCIA, all of which are inherently subject to various risks and uncertainties. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Investor and Media Contacts:

Tony Russo or Nic Johnson

Russo Partners

info@ampiopharma.com

tony.russo@russopartnersllc.com

nic.johnson@russopartnersllc.com